Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor & Media Relations

(713) 726-5376

IR@flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES THIRD QUARTER, 2014 FINANCIAL AND OPERATING RESULTS

AND CONFERENCE CALL INFORMATION

HOUSTON, October 22, 2014 — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) today announced results for the three months ended September 30, 2014.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended September 30, 2014 was $116.8 million compared to $98.4 million for the three months ended September 30, 2013. Consolidated revenue for the three months ended September 30, 2014 increased $18.4 million, or 18.7%, relative to the comparable period of 2013. The increase in revenue for the three months ended September 30, 2014 compared to the same period of 2013 was primarily due to increased sales in our Energy Chemical Technologies segment.

For the three months ended September 30, 2014, the Company reported net income of $14.3 million, or $0.26 per common share (fully diluted), compared to net income of $9.0 million, or $0.16 per common share (fully diluted) for the same period in 2013.

Net income benefited by approximately $0.9 million related to the tax treatment of certain deferred tax liabilities and other benefits related to the 2013 acquisition of Florida Chemical.

While quarterly revenues increased nearly 19% compared to the same period a year ago, operating income rose over 38%, indicating continued operating leverage from our expanding technology platform.

“Flotek’s record performance in the third quarter is testament to the hard work and dedication of the entire Flotek team that believes it can make a difference for our clients and our shareholders,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer. “Our team remains focused on building a world-class energy technology company, anchored by innovative solutions that empower our clients to make better wells, positively impacting the economics of the entire energy value chain.”

Chisholm added, “The acceleration of activity during the quarter and into the first weeks of October suggests that the recent volatility in commodity prices has not slowed our momentum and appears to have had little, if any, impact on our ability to continue our quest to gain market share across our product lines. While the fourth quarter results still contain the challenges of the holiday calendar, we are enthusiastic about the influence FracMax™, new technologies and new product and territory opportunities will have on our fourth quarter results. We continue to believe the second-half of 2014 will be the most successful six months in Flotek’s history.”

“That said, we will never underestimate the work ahead of us as we continue to evangelize about the compelling benefits of Flotek’s Complex nano-Fluid® chemistries in unconventional well completions,” Chisholm added. “While the use of FracMax has already had a marked impact on sales, we know the road ahead will not be precisely straight and we must remain acutely focused on building our empirical data base supporting the efficacy of our world class chemistry. More exploration and production companies than ever now know of and understand the substantial economic gains that result from the use of Flotek’s CnF® completion chemistries. With FracMax, we expect that message to proliferate at a quickened pace over the course of the next several months.”

Operational Highlights

Flotek continues to make meaningful market penetration with its patented suite of Complex nano-Fluid chemistries. The introduction of FracMax, the Company’s patent-pending software application for comparing the performance of wells using Flotek’s advanced next-generation CnF completion fluids versus those that use conventional surfactants, has been successful in fueling interest in Flotek’s innovative chemistries.

“The efforts of our chemistry sales team, armed with the robust data in FracMax, continue to expand Flotek’s reach,” added Chisholm. “During the quarter we added over a dozen validation projects in addition to those already in progress and have a similar number in the planning stages. While the validation process doesn’t result in a sale overnight, validations begun earlier in the year are now providing meaningful data that support the thesis that CnF chemistries provide an economic advantage for our clients. While growth won’t be linear – not unlike the adoption of any other disruptive technology – we hope to look back a year from now and appreciate the impact of FracMax on our sales and adoption efforts.”

The growth in CnF interest is ubiquitous across basins in the United States. Use in the Rockies and South Texas remains strong and, during the quarter, there was a significant increase in scheduled validations and use in the Permian Basin. In addition, interest in the Mid-Continent and Appalachia grew during the quarter. And, for the first time, a meaningful CnF project will soon begin in California.

In addition, Flotek’s chemistry research team, in collaboration with key clients, has worked diligently to create an optimal suite of CnF chemistries for use in the Bakken and Three Forks formations in the Williston Basin. Flotek’s willingness and ability to respond to client needs and tailor its chemistry for sub-basin specific applications has led to increased use in the Williston basin.

“Through advanced research and client collaboration, we believe we have begun to crack the code of a very challenging, diverse rock base in the Bakken,” added Chisholm. “As a result of those efforts, we will begin a recompletion validation for a major operator in the Williston Basin in the coming weeks, opening a new market and application for CnF, one that could be as large as the primary completion market over time.”

South of the border, Flotek continues to make progress in Mexico with a CnF validation project underway with a major energy company. The Company expects the multiple well validation project to continue through the balance of the year.

As suggested in Flotek’s second quarter missives, business continues to accelerate in Canada, The summer drilling season has been the most active in Flotek’s history as leading Canadian pressure pumping companies embrace the use of CnF as an economic benefit to operators. Activity is especially robust in Alberta and Eastern British Columbia with a number of new clients converting to CnF.

“Our work in Canada and Mexico is a natural extension of our North American reach, something we continue to believe will become more meaningful to our results through the balance of the year and into 2015,” added Chisholm. “CnF chemistry use is at record levels in Canada and we see no reason such growth will moderate in the coming months. In Mexico, our validation work is encouraging and we believe it will lead to meaningful opportunities in the coming year.”

Globally, Flotek continues to grow its chemistry business in both the Middle East and South America. Flotek Gulf, the Company’s Omani joint-venture, while progressing deliberately, made significant progress during the quarter, with initial funding completed and engineering and construction planning underway. Flotek expects the initial Omani facilities to be operational in the first half of 2015. More importantly, Flotek’s presence in the Middle East has resulted in increased chemistry sales across the region, including into Saudi Arabia.

In addition, Flotek’s Microsolutions™ business – its recently acquired drilling fluids technology – is being applied in a validation project for Saudi Aramco which will commence in the fourth quarter.

“While we continue to move deliberately in our Middle East venture, our presence is having a positive impact on our results,” added Chisholm. “Flotek continues to grow its presence around the globe and is actively shipping chemistry to multiple nations in the region. Also exciting is the interest in both our new drilling fluids and enhanced oil recovery technologies which are gaining traction in the region.”

In Drilling Technologies, the Company’s Teledrift® measurement-while-drilling technology continues to be the market leader in North America. Moreover, Teledrift continues to grow internationally with work continuing to grow in the Middle East, South America and nations of the Former Soviet Union.

In North America, through September 30, 2014, Teledrift has worked for 99 new clients during the year, indicating the continued market growth of our vertical MWD offering. Also during the quarter, Flotek introduced Telepulse, a horizontal guidance MWD technology. Commercial validations are underway and commercialization is expected in early 2015.

“While competition continues to stiffen, drilling efficiency increases and vertical opportunities remain stagnant, Teledrift remains a best-in-class technology and continues to gain market share,” added Chisholm. “With the introduction of Telepulse, our horizontal guidance MWD offering, we believe the market opportunities will expand further.”

The Company continues to market the Stemulator®, an axial vibration tool used both domestically and internationally. With fine-tuning and tool enhancements largely complete, the Stemulator is ready for full-scale commercial launch. The Company is currently ramping up manufacturing, the speed of which is somewhat moderated by a backlog in carbide coating processors. While commercial growth should be seen in the fourth quarter, more rapid growth is expected in the new year.

“With the Stemulator ready for broad-scale commercial roll-out, the fourth quarter and – even more so – 2015 stand to be transformational for Flotek’s Downhole Technology business,” added Chisholm. “We are excited to be able to offer our clients the ‘technology trifecta’ to improve drilling efficiency. Combining Telepulse, Stemulator and our downhole motors provides operators a complete package that will further accelerate drilling efficiencies and, at the same time, provide new revenue and profit opportunities for Flotek.”

Production Technologies, under the leadership of David McMahon, continues to refocus its efforts on niche, added value technologies that will create a competitive advantage for Flotek in the coming months. The Company is in the advanced stages of exploring options to accelerate its growth in unique technologies and services that will add value to Flotek clients and stakeholders.

“David has built a solid foundation for the growth of our niche Production Technologies segment,” added Chisholm. “Third quarter results show the impact of marketing just our Petrovalve to select clients. We have quietly built the infrastructure to operate a leading, niche production technologies business throughout key U.S. basins. In the near future we expect to articulate a strategy that will position our Production Technologies business to be a meaningful contributor to both revenue and profits in the coming year.”

“Flotek’s third quarter, I believe, represents an important inflection point for your Company,” concluded Chisholm. “While the introduction of FracMax has transformed our chemistry marketing efforts, our most valuable asset remains our people who arrive at work each day searching for ways to make a difference for all of our stakeholders, including our clients and shareholders. Nothing shows the impact of that mindset more than measures of productivity. From 2011 to today, on an annualized basis, revenue per employee increased from $735,000 to $864,000, an increase of nearly 18%. Moreover, operating income per employee for the same period rose from $139,000 to $152,000, an increase of nearly 10%. Both measures are at or near the top of our industry, something all members of the Flotek team should be proud of. We will work diligently to continue that growth as we believe great opportunities for growth remain in front of us.”

Financial Update

A complete review and discussion of the Company’s quarter-end financial performance and position can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA (a non-GAAP measure of financial performance), for the three months ended September 30, 2014 was $25.2 million, an increase of $6.0 million or 31.3%, compared to $19.2 million for the three months ended September 30, 2013.

The Company recorded stock-based compensation expense during the quarter of $2.7 million ($1.7 million, net of tax). That compares to stock-based compensation expense in the third quarter of 2013 of $2.9 million ($1.9 million, net of tax).

A presentation of stock-based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

Flotek’s resilient operational performance continues to support a strong balance sheet and financial position. During the quarter, Flotek’s total outstanding debt decreased by $15.3 million, or 27.0%, since June 30, 2014, Compared to outstanding debt on December 31, 2013, Flotek has reduced outstanding debt by $20.6 million, or 33.1%. Flotek’s current borrowings on its revolver are negligible.

Flotek’s cash generation continues to be a primary driver of debt reduction. Cash from Operations in the third quarter was $21.5 million. For the first nine months of 2014, Flotek generated Cash from Operations of approximately $39.9 million, or about $1 million per week. That compares to just $39.5 million of Cash from Operations for the full year in 2013.

Inventories were $81.4 million as of September 30, 2014, an increase of 25.3% from $63.1 million as of December 31, 2013. The increase is largely attributable to an increase in citrus product inventory at Florida Chemical, in anticipation of increased sales as well as opportunistic buying based on our proprietary citrus pricing model. Compared to June 30, 2014, inventories decreased by $0.8 million.

Outstanding receivables as of September 30, 2014 were $69.3 million, compared to $65.0 million as of December 31, 2013. The Company’s allowance for doubtful accounts was at 0.9% of receivables.

Depreciation and amortization expense for the three months ended September 30, 2014 increased by $0.4 million, or 10.9%, relative to the comparable period of 2013.

Interest and other expense remained relatively flat for the three months ended September 30, 2014 as compared to the same periods of 2013. The Company recorded an income tax provision of $6.1 million, yielding an effective tax rate of 29.8% for the three months ended September 30, 2014, compared to an income tax provision of $5.6 million reflecting an effective tax rate of 38.6% for the comparable period in 2013.

During the three months ended September 30, 2014, the Company identified and recorded a final adjustment related to the acquisition of Florida Chemical. As a result, net income increased by approximately $0.9 million and the Company’s effective tax rate decreased by approximately 4.9%. Flotek expects the tax rate in future periods to reflect more traditional tax metrics. Current deferred tax assets were increased by $1.2 million with a corresponding decrease to goodwill within the consumer and industrial chemical technologies reporting unit.

Segment Details

Energy Chemical Technologies revenue for the three months ended September 30, 2014 increased $16.5 million, or 32.0%, relative to the comparable period of 2013. Excluding the incremental revenue impact of acquisitions of $1.5 million, revenue increased $15.0 million, or 29.1%, for the three months ended September 30, 2014 compared to the same period of 2013. Increased sales of stimulation chemical additives accounted for the majority of the revenue increase. Revenue for the nine months ended September 30, 2014 increased $49.1 million, or 34.1%, relative to the comparable period of 2013. Excluding the incremental revenue impact of acquisitions of $9.4 million, revenue increased $39.7 million, or 28.6%, compared to the same period of 2013, primarily due to the increased sales of stimulation chemical additives mentioned above.

Energy Chemical Technologies gross margin increased $6.6 million, or 30.1%, and $23.5 million, or 38.2%, for the three and nine months ended September 30, 2014, respectively, compared to the same periods of 2013 primarily due to the increase in product sales revenue. Gross margin as a percentage of revenue decreased to 41.7% for the three months ended September 30, 2014 from 42.3% in the same period of 2013, primarily due to a new incentive pricing structure, increased logistics costs and inventory adjustments during 2014, partially offset by improved margins for xylene replacement products, expanded markets for CnF and productivity improvements in the manufacturing process. Gross margin as a percentage of revenue increased to 44.0% for the nine months ended September 30, 2014 from 42.7% in the same period of 2013, primarily due to the supply chain benefits of the Florida Chemical acquisition.

Income from operations for the Energy Chemical Technologies segment increased $3.7 million, or 22.5%, for the three months ended September 30, 2014, and increased $15.4 million, or 34.0%, for the nine months ended September 30, 2014 relative to the comparable periods of 2013. The increase in income from operations for both periods is primarily attributable to an increase in gross margin partially offset by increased headcount, travel and associated costs related to the pursuit of growth opportunities.

CICT revenue for the three months ended September 30, 2014 decreased $1.6 million, or 10.3%, compared to the same period in 2013, primarily due to decreased terpene sales between the two periods. Revenue for the nine months ended September 30, 2014 increased $11.4 million, or 40.7%, from the comparable period of 2013, as the segment was created in the second quarter of 2013 upon the acquisition of Florida Chemical.

CICT gross margin for the three months ended September 30, 2014 decreased $0.3 million, or 7.7%, from the comparable period of 2013, primarily due to lower terpene sales. Gross margin for the nine months ended September 30, 2014 increased $3.0 million, or 40.6%, from the comparable period of 2013, primarily due to the segment being created in the second quarter of 2013 upon the acquisition of Florida Chemical. Gross margin percentage increased to 24.1% for the three months ended September 30, 2014 from 23.5% in the same period of 2013, primarily due to increased sales of higher margin flavor and fragrance products. Gross margin as a percentage of revenue remained flat for the nine months ended September 30, 2014 as compared to the same period of 2013.

Income from operations for the CICT segment decreased $0.5 million, or 23.6%, for the three months ended September 30, 2014 compared to the same period of 2013, primarily due to the revenue and gross margin factors described above. Income from operations increased $0.4 million, or 9.0%, for the nine months ended September 30, 2014 compared to the same period of 2013, primarily due to the increased revenue between the two periods.

Drilling Technologies revenue for the three months ended September 30, 2014 increased $2.4 million, or 8.5%, relative to the same period in 2013, primarily due to an increase in actuated tool rentals, Teledrift tool rentals, and increases in float equipment product sales. Revenue for the nine months ended September 30, 2014 decreased $4.2 million, or 4.9%, relative to the same period in 2013, primarily due to a decrease in Teledrift domestic rental revenue, decreased international drill pipe sales, and decreased non-actuated tool rentals.

Product revenue for the three months ended September 30, 2014 increased by $0.9 million, or 9.9% compared to the same period of 2013 due to increased float and centralizer equipment sales. Product revenue for the nine months ended September 30, 2014 decreased by $2.8 million, or 9.8%, relative to the same period in 2013 primarily due to decreased international drill pipe sales for the mining industry and decreased domestic motor sales.

Rental revenue for the three months ended September 30, 2014 increased $1.7 million, or 10.9%, compared to the same period of 2013. This increase can be attributed to a 45.2% increase in actuated tool rental revenue in the Bakken and a 22.9% increase in international Teledrift tool rentals. Rental revenue for the nine months ended September 30, 2014 decreased by $0.9 million, or 1.9%, compared to the same period of 2013. This decline is due to a 5.1% decrease in Teledrift domestic tool rental revenue attributed to competitive pricing pressure and decreasing vertical rig counts, partially offset by an increase of 11.8% in actuated tool and Stemulator tool rentals for the nine months ended September 30, 2014 as compared to the same period of 2013.

Service revenue for the three and nine months ended September 30, 2014 decreased $0.2 million, or 4.7%, and $0.5 million, or 4.6%, respectively, relative to comparable periods of 2013. The decrease in service revenue was primarily related to decreased rig service jobs and inspections.

Drilling Technologies gross margin for the three months ended September 30, 2014 increased $1.1 million, or 10.2%, from the comparable period of 2013, primarily due to the revenue factors mentioned above and a 5.4% decrease in direct costs, primarily due to lower employee-related compensation costs. Drilling Technologies gross margin for the nine months ended September 30, 2014 decreased $2.1 million, or 6.2%, primarily due to the reduction in revenue and increased Teledrift repair expenses. Gross margin as a percentage of revenue remained relatively flat for the three and nine months ended September 30, 2014.

Drilling Technologies income from operations for the three months ended September 30, 2014 increased by $1.2 million, or 29.0%, as compared to the same period of 2013. Income from operations as a percentage of revenue increased to 18.6% for the three months ended September 30, 2014, up from 15.6% for the same period of 2013. These increases are primarily due to reductions in direct costs, increased rental activity, and increased product sales. Drilling Technologies income from operations for the nine months ended September 30, 2014 decreased by $2.4 million, or 15.7%, over the same period of 2013. Income from operations as a percentage of revenue decreased to 15.9% for the nine months ended September 30, 2014, down from 18.0% for the same period of 2013. These decreases are primarily due to the decreased revenue explained above and increased Teledrift repair expenses.

Revenue for the Production Technologies segment for the three months ended September 30, 2014 increased by $1.1 million, or 28.3%, from the same period in 2013 due to increased sales of international valves, valve equipment, and domestic hydraulic lifting units. For the nine months ended September 30, 2014, revenue decreased by $1.9 million, or 15.6%, relative to the same period in 2013 as sales of pumps and pump equipment declined.

Production Technologies gross margin increased by $1.2 million, or 94.2%, for the three months ended September 30, 2014 as compared to the same period in 2013, and gross margin as a percentage of revenue increased to 48.8% for the three months ended September 30, 2014 from 32.3% for the same period in 2013. These increases are due to product mix from increased international Petrovalve sales and decreased domestic rod pump component sales. Gross margin was flat for the nine months ended September 30, 2014, but gross margin percentage increased to 42.4%, compared to 35.8% for the same period in 2013, primarily due to the higher margins associated with the international valve sales and improving margins on pump equipment.

Income from operations increased by $0.8 million, or 105.9%, for the three months ended September 30, 2014 compared to the same period in 2013, primarily due to product mix. Income from operations decreased by $0.8 million, or 29.0%, for the nine months ended September 30, 2014 compared to the same period in 2013, primarily due to decreases in sales and increases in SG&A costs attributable to employee-related expenses as the segment continues to refocus and reposition for growth in the market.

Fourth Quarter Outlook

Overall activity continued to accelerate into the early weeks of October, providing a positive start to the fourth quarter. Continued chemistry market growth, a result of the introduction of FracMax and new client and basin opportunities, as well as continued strength in drilling technologies have provided a solid start to the final quarter of 2014.

“While we are carefully watching recent commodity price volatility for signs of changing oilfield activity patterns, we have not seen any impact that would cause us to adjust our outlook in the coming months,” said Chisholm. “While we believe the recent volatility will prove transient, we will continue to be diligent observers of commodity price trends and be proactive in addressing our potential markets as a result. To date, we simply don’t see, and don’t believe, that short-term volatility in oil prices will have any meaningful impact on activity and, as a result, Flotek’s growth objectives in the coming months. In fact, we see more opportunities today than we did at this time last year or last quarter.”

Conference Call Details

Flotek will host a conference call on Thursday, October 23, 2014 at 7:00 a.m. Central Daylight Time to discuss its operating results for the three months ended September 30, 2014.

To participate in the call, participants should dial 800-624-1547 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

	Three Months Ended
	9/30/2014	9/30/2013
	(in thousands, except per share data)
GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)
Net Income (GAAP)	$14,272	$8,968
Interest Expense	424	530
Income Tax Expense	6,064	5,648
Depreciation and Amortization	4,462	4,025

EBITDA (Non-GAAP)	$25,222	$19,171

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$2,673	$2,877
Less income tax effect	(936)	(1,007)

Stock Compensation Expense, net of tax	$1,737	$1,870

Weighted Average Shares Outstanding (Fully Diluted)	55,690	55,317

Stock Compensation Expense Per Share (Fully Diluted)	$0.03	$0.03

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

FLOTEK INDUSTRIES, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,257	$2,730
Restricted cash	801	—
Accounts receivable, net of allowance for doubtful accounts of $645 and $872 at September 30, 2014 and December 31, 2013, respectively	69,253	65,016
Inventories, net	81,439	63,132
Deferred tax assets, net	2,840	2,522
Other current assets	9,622	4,261

Total current assets	169,212	137,661
Property and equipment, net	83,270	79,114
Goodwill	71,131	66,271
Deferred tax assets, net	14,090	15,012
Other intangible assets, net	74,715	77,523

TOTAL ASSETS	$412,418	$375,581

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$32,656	$19,899
Accrued liabilities	13,468	12,778
Income taxes payable	1,018	3,361
Interest payable	76	111
Current portion of long-term debt	11,367	26,415

Total current liabilities	58,585	62,564
Long-term debt, less current portion	30,184	35,690
Deferred tax liabilities, net	26,048	27,575

Total liabilities	114,817	125,829

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 60,487,085 shares issued and 53,938,945 shares outstanding at September 30, 2014; 58,265,911 shares issued and 51,804,078 shares outstanding at December 31, 2013	6	6
Additional paid-in capital	283,571	266,122
Accumulated other comprehensive income (loss)	(397)	(359)
Retained earnings (accumulated deficit)	36,489	(841)
Treasury stock, at cost; 5,699,845 and 5,394,178 shares at September 30, 2014 and December 31, 2013, respectively	(22,419)	(15,176)

Flotek Industries, Inc. stockholders’ equity	297,250	249,752
Noncontrolling interests	351	—

Total equity	297,601	249,752

TOTAL LIABILITIES AND EQUITY	$412,418	$375,581

See accompanying Notes to Unaudited Consolidated Financial Statements.

FLOTEK INDUSTRIES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Revenue	$116,761	$98,388	$324,653	$270,217
Cost of revenue	70,683	60,886	192,585	162,491

Gross margin	46,078	37,502	132,068	107,726

Expenses:
Selling, general and administrative	21,499	19,542	63,924	58,640
Depreciation and amortization	2,439	2,038	7,225	5,231
Research and development	1,293	835	3,599	2,689

Total expenses	25,231	22,415	74,748	66,560

Income from operations	20,847	15,087	57,320	41,166

Other income (expense):
Interest expense	(424)	(530)	(1,259)	(1,495)
Other income (expense), net	(87)	59	(306)	117

Total other income (expense)	(511)	(471)	(1,565)	(1,378)

Income before income taxes	20,336	14,616	55,755	39,788
Income tax expense	(6,064)	(5,648)	(18,425)	(14,615)

Net income	$14,272	$8,968	$37,330	$25,173

Earnings per common share:
Basic earnings per common share	$0.26	$0.17	$0.69	$0.50
Diluted earnings per common share	$0.26	$0.16	$0.67	$0.47
Weighted average common shares:
Weighted average common shares used in computing basic earnings per common share	54,789	52,742	54,464	50,819
Weighted average common shares used in computing diluted earnings per common share	55,690	55,317	55,536	53,407

See accompanying Notes to Unaudited Consolidated Financial Statements.

FLOTEK INDUSTRIES, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine months ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$37,330	$25,173
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,276	10,948
Amortization of deferred financing costs	257	65
Accretion of debt discount	—	55
Gain on sale of assets	(2,552)	(3,452)
Stock compensation expense	7,429	8,697
Deferred income tax provision (benefit)	237	(315)
Excess tax benefit related to share-based awards	(3,425)	(835)
Changes in current assets and liabilities:
Restricted cash	(450)	150
Accounts receivable, net	(3,896)	(6,521)
Inventories	(18,035)	(2,055)
Other current assets	(4,957)	259
Accounts payable	12,617	(17,341)
Accrued liabilities	1,019	4,931
Income taxes payable	1,082	1,585
Interest payable	(35)	16

Net cash provided by operating activities	39,897	21,360

Cash flows from investing activities:
Capital expenditures	(13,494)	(9,985)
Proceeds from sale of assets	3,322	4,595
Payments for acquisitions, net of cash acquired	(5,704)	(53,396)
Purchase of patents and other intangible assets	(780)	—

Net cash used in investing activities	(16,656)	(58,786)

Cash flows from financing activities:
Repayments of indebtedness	(8,506)	(9,777)
Proceeds of borrowings	—	26,190
Borrowings on revolving credit facility	305,750	231,696
Repayments on revolving credit facility	(317,798)	(204,319)
Debt issuance costs	(256)	(1,207)
Issuance costs of preferred stock and detachable warrants	—	(200)
Excess tax benefit related to share-based awards	3,425	835
Acquisition of treasury stock related to share-based awards	(6,060)	(5,325)
Proceeds from sale of common stock	763	567
Proceeds from exercise of stock options	461	491
Proceeds from exercise of stock warrants	1,545	323

Net cash (used in) provided by financing activities	(20,676)	39,274

Effect of changes in exchange rates on cash and cash equivalents	(38)	(179)

Net increase in cash and cash equivalents	2,527	1,669
Cash and cash equivalents at the beginning of period	2,730	2,700

Cash and cash equivalents at the end of period	$5,257	$4,369

See accompanying Notes to Unaudited Consolidated Financial Statements.